Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-268264) of Xilio Therapeutics, Inc.,

(2)	Registration Statement (Form S-8 No. 333-263178) pertaining to the 2021 Stock Incentive Plan and 2021 Employee Stock Purchase Plan of Xilio Therapeutics, Inc., and

(3)	Registration Statement (Form S-8 No. 333-260460) pertaining to the 2020 Stock Incentive Plan, 2021 Stock Incentive Plan and the 2021 Employee Stock Purchase Plan of Xilio Therapeutics, Inc.;

of our report dated March 2, 2023, with respect to the consolidated financial statements of Xilio Therapeutics, Inc. included in this Annual Report (Form 10-K) of Xilio Therapeutics, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 2, 2023